Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of RMG Networks Holding Corporation of our report, dated February 4, 2013, relating to the consolidated balance sheets of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and to the reference to our Firm under the caption “Experts”.

/s/ Frank, Rimerman + Co., LLP
Frank, Rimerman + Co., LLP

Palo Alto, California

August 8, 2013